Exhibit 99.1
NEWS RELEASE
AFC Enterprises, Inc. Names Cheryl A. Bachelder Chief Executive Officer
     Executive brings more than 25 years of brand-building and operations experience to new post
ATLANTA, Oct. 11 — AFC Enterprises, Inc. (Nasdaq: AFCE), the franchisor and operator of Popeyes(R) Chicken & Biscuits, announced today that Cheryl A. Bachelder has been named chief executive officer of AFC Enterprises and president of its Popeyes(R) Chicken & Biscuits’ brand. Ms. Bachelder, a current member of the AFC Board of Directors will replace Frederick B. Beilstein, who held the position on an interim basis. In her new role, Bachelder, 51, will be responsible for leading day-to-day domestic and international operations for AFC and Popeyes.
“Cheryl is ideally suited to lead AFC and Popeyes. She is a highly regarded leader with a wealth of strategic and operational experience, and an impressive record of accomplishment from having held leadership positions at some of our industry’s most recognizable companies,” said Frank Belatti, AFC Enterprises chairman of the Board. “Cheryl has been an active member of our Board for the last year, has a passion for the Popeyes business, and is committed to building strong relationships with our franchisees. We are very excited to welcome her to the AFC executive team. We have great confidence in her ability to lead the Company into the future.”
“I am delighted to join this talented management team to build a great future for the Popeyes brand, our employees, all Popeyes restaurant franchise owners, and those who invest in our success,” said Ms. Bachelder. “In my year on the Board, I have seen first hand the potential of this Company, and I look forward to leading the organization towards that destination.”
Ms. Bachelder joins AFC with extensive experience in brand-building, operations and public-company management. Her recent focus has been Board service at AFC Enterprises since November 2006 and at True Value Corporation since July 2006. From 2001 to 2003, she was the president and chief concept officer for KFC Corporation in Louisville, KY. While at KFC, she was responsible for leading their U.S. restaurants, including operations and all other functional areas of the business.
From 1995 to 2000, Ms. Bachelder served as vice president, Marketing and Product Development for Domino’s Pizza, Inc. During her tenure, she was the brand architect responsible for contemporizing the restaurant chain during which time the chain saw steady same-store sales growth for five years across all units.
Prior to her restaurant experience, Ms. Bachelder served as general manager of the LifeSavers Division of RJR Nabisco. Her early career years included brand management roles at The Gillette Company and The Procter & Gamble Company.
Ms. Bachelder holds a Bachelor’s of Science degree in Business Administration and a Master’s of Business Administration in Finance and Marketing from the Kelley School of Business at Indiana University.

Corporate Profile
AFC Enterprises, Inc. is the franchisor and operator of Popeyes(R) Chicken & Biscuits, the world’s second-largest quick-service chicken concept based on number of units. As of July 15, 2007, Popeyes had 1,878 restaurants in the United States, Puerto Rico, Guam and 23 foreign countries. AFC has a primary objective to be the world’s Franchisor of Choice(R) by offering investment opportunities in its Popeye s Chicken & Biscuits brand and providing exceptional franchisee support systems and services. AFC Enterprises can be found at www.afce.com.
AFC Contact Information
Investor inquiries:
Cheryl Fletcher, Director, Finance & Investor Relations
404) 459-4487 or investor.relations@afce.com

Media inquiries:
Alicia Thompson, Vice President, Popeyes Communications & Public Relations
(404) 459-4572 or popeyescommunications@popeyes.com
Forward-Looking Statement: Certain statements in this release contain “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Examples of such statements in this press release include discussions regarding the amount and likelihood that damages awarded in the recent decision relating to AFC’s lawsuit against its former insurance carrier of directors and officer’s liability coverage will be paid and the legal expenses and legal fees that will ultimately be incurred. Among the important factors that could cause actual results to differ materially from those indicated by such forward- looking statements are: risks and uncertainties inherent in litigation, competition from other restaurant concepts and food retailers, the loss of franchisees and other business partners, labor shortages or increased labor costs, increased costs of our principal food products, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, instances of avian flu or other food-borne illnesses, the need to continue to improve our internal controls, adverse effects on operations from Hurricane Katrina, the Company’s ability to recover related losses from its insurers and the economic impact on consumer spending in markets affected by Hurricane Katrina, the loss of senior management and the inability to attract and retain additional qualified management personnel, limitations on our business under our 2005 Credit Facility, failure of our franchisees, a decline in the number of franchised units, a decline in our ability to franchise new units, slowed expansion into new markets, unexpected and adverse fluctuations in quarterly results, increased government regulation, adverse effects of regulatory actions arising in connection with the restatement of our previously issued financial statements, effects of increased gasoline prices, general economic conditions, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in our 2006 Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission. Therefore, you should not place undue reliance on any forward- looking statements.